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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated July 25, 1996, except as to Note 15 which is as of August 15, 1996, relating to the consolidated financial statements of MemberWorks Incorporated, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended June 30, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Stamford, Connecticut
August 21, 1996